Master Program Agreement


This Master Program Agreement ("Agreement") dated July 26, 1999 is entered into between NetWolves Corporation, a New York corporation, located at 200 Broadhollow Road, Melville, New York 11747, ("NetWolves"), and Comdisco, Inc., a Delaware Corporation, located at 6111 N. River Road, Rosemont, IL 60018 ("Comdisco").

NetWolves is the manufacturer of certain equipment known as the FoxBox and Comdisco is in the business of financing equipment and providing services in connection with the equipment.

This Agreement contemplates an on-going business relationship in which Comdisco will (i) acquire from NetWolves, all of the right, title and interest in the equipment with the exception of intellectual property rights, software upgrades and software application and content; (ii) take an assignment in associated leases between NetWolves and certain customers of NetWolves; and (iii) provide services with respect to the equipment as NetWolves' subcontractor and take an assignment of the services fees in connection therewith.

NOW THEREFORE, in consideration of the foregoing and the covenants and conditions set forth herein, the parties have entered into this Agreement and mutually agree as follows.

Definitions

"Commencement Certificate" means an acceptance certificate substantially in the form of Exhibit A confirming acceptance of the leased Equipment.

"Equipment" means the FoxBox equipment which will be sold to Comdisco under this Agreement and leased to Target Customers by NetWolves or sold directly by NetWolves to Target Customers. The Equipment is specified in Exhibit B.

"Lease" or "Lease  Documents" means the Product  Agreement and related Equipment
Schedule in the form of Exhibit C which NetWolves will use to lease the Equipment and provide Services to Target Customers.

"Lessee" means a Target Customer under a Lease.

"Losses" means all losses, claims, liabilities, demands and expenses whatsoever including, without limitation, reasonable attorney's fees.

"Related Software" means NetWolves' software described in Exhibit D which is an integral part of the Equipment.

"Services" means the roll-out, maintenance, deinstallation and other services as detailed in the Statement of Work under Services and Lease Documents provided by Comdisco to Target Customers as NetWolves' subcontractor.

"Services Documents" means the Services Agreement and Services Schedule in the form of Exhibit E which NetWolves will use to provide Services to Target Customers who purchase the Equipment directly from NetWolves.

"Software Application and Content"

"Target Customer" shall be limited to companies that will lease or purchase the Equipment as detailed in Exhibit F.

"Transaction Package for Leased Equipment" means the following completed and properly executed documents between NetWolves and the Target Customer: (i) Product Agreement; (ii) Equipment Schedule.

"Transaction Package for Purchased Equipment" means the following completed and properly executed documents between NetWolves and the Target Customer: (i) Services Agreement; (ii) Services Schedule; and (iii) Master Sale Agreement.

1.0  Transaction Origination, Administration and Assignment

1.1 Comdisco and NetWolves will, simultaneously with the execution of this Agreement, execute the Master Agreement and Services Schedule in the form of Exhibit G to provide the Services on behalf of NetWolves to Target Customers pursuant to the terms of this Agreement.

1.2 Upon approving the credit of a Target Customer (as detailed in Section 3.0) Comdisco will prepare and forward original Lease or Services Documents to NetWolves, as applicable, to present to the Target Customer for execution. Any changes to the Lease or Services Documents will require Comdisco's approval.

1.3 Upon Comdisco's receipt and approval of the Transaction Package for Leased Equipment, NetWolves, upon receipt of payment from Comdisco for the Equipment, will be deemed to have assigned to Comdisco all of NetWolves' right, title and interest in the Equipment, with the exception of intellectual property rights, software upgrades and Software Application and Content, the Product Agreement, and the Equipment Schedule, including the right to receive any rental payments included therein. Thereafter, NetWolves will have no further right to any rentals associated with the Lease Documents during the Initial Term of any Equipment Schedule. Notwithstanding the foregoing assignment, NetWolves shall not be relieved of any of its obligations as a manufacturer, including warranty obligations.

1.4 Upon Comdisco's receipt and approval of a Transaction Package for Purchased Equipment, NetWolves, upon receipt of payment from Comdisco for the Equipment, will be deemed to have assigned to Comdisco all amounts due, if any, under a Master Sale Agreement, and all right, title and interest to the Services Agreement and Services Schedule (except for any obligations to be performed by NetWolves pursuant to the Master Agreement) and all amounts due or to become due thereunder. Thereafter, NetWolves will have no further right to any revenues associated with the foregoing documents.

1.5 Upon taking an assignment as described in 1.3 and 1.4 above or upon receipt of the executed Master Sale Agreement, Comdisco will undertake all invoicing on NetWolves' letterhead to the Target Customer in accordance with the terms of the Lease or Services Documents or the Master Sale Agreement, as applicable. If NetWolves becomes aware of any default by a Target Customer under the Lease or Services Documents, it shall promptly notify Comdisco.

1.6 Lessee shall be responsible for and shall file and pay all property taxes incurred in connection with the lease of the Equipment. The Product Agreement shall provide that Lessee shall indemnify and hold Lessor harmless from and against all taxes, other than those taxes based upon the net income of Lessor.

1.7 NetWolves will at all times remain the owner of the Related Software and agrees to transfer all Related Software to the Target Customers, pursuant to the terms of NetWolves' standard documentation evidencing such transfer.

1.8 Comdisco acknowledges that it is purchasing the Equipment for resale/lease and will provide NetWolves with valid exemption certificates.


2.0  Financial Arrangement
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2.1  Comdisco  has  entered  into  this  financial  arrangement  on the basis of
     NetWolves intending to implement 40,000 Target Customer locations within forty-eight (48) months from the date of this Master Program Agreement.

2.2 The calculation of the Equipment purchase price is contingent upon whether the Target Customer purchases or leases the Equipment ("purchase price").

     2.2.1Target Customer Elects to Purchase the Equipment. If a Target Customer elects to purchase the Equipment from NetWolves instead of entering into a Lease, and elects not to take the Services, then upon Comdisco's receipt and approval of a Transaction Package for Purchased Equipment containing the Master Sale Agreement only, and receipt of the sale price from the Target Customer, Comdisco will remit to NetWolves an amount equal to the purchase price of the Equipment less $1,400. If a Target Customer elects to purchase the Equipment and elects to take the Services, then upon Comdisco's receipt and approval of a Transaction Package for Purchased Equipment and receipt of the sale price from the Target Customer, Comdisco will remit to NetWolves the full purchase price. All Services provided will be based on a term of forty-eight (48) months.

     2.2.2Target Customer Elects to Lease the Equipment. If a Target Customer elects to lease the Equipment, then upon Comdisco's receipt and approval of a Transaction Package for Leased Equipment, the purchase price for each unit of Equipment will equal the present value of the rental stream at an interest rate commensurate with the Target Customer's credit rating and prevailing market rates. Comdisco will purchase the Equipment from NetWolves, without recourse but subject to
          Section 4.1(h), at 95% of the purchase price. Comdisco agrees to remit payment to NetWolves for the Equipment within ten (10) days of Comdisco's receipt and approval of the applicable Transaction Package for Leased Equipment and Commencement Certificate. At the time of payment, NetWolves will provide Comdisco with a bill of sale.

2.3 Comdisco will charge a Service fee of $600.00 to install each item of Equipment. Comdisco will charge a minimum Service fee of $300.00 to deinstall each item of Equipment. In the event NetWolves charges a Target Customer a Service Fee greater than $300.00 to deinstall an item of Equipment, NetWolves and Comdisco will share the excess amount on the basis of 73% to NetWolves and 27% to Comdisco. All amounts in connection with the installation or deinstallation of the Equipment will be invoiced upon completion of such installation or deinstallation.

2.4 For the first twelve (12) months of an Equipment Schedule or a Services Schedule, as applicable, the Target customer will not be obligated to pay Service fees other than for installation and deinstallation, because the Equipment is considered to be under manufacturer warranty. Beginning in month thirteen (13) of the Equipment or Services Schedule, Customer will be obligated to pay a Service fee of $28.00 per month per item of Equipment.

2.5 The rent under an Equipment Schedule is estimated to be $200.00 per month per item of Equipment installed, exclusive of taxes.

2.6 The Lease Documents will require Lessee to pay Lessor the last month's rent at the time that the first rent payment is due.

2.7 Comdisco's obligation to purchase the Equipment and to pay NetWolves the purchase price is contingent upon the following:

     a. Lessee's credit has been approved and there is no adverse change in Lessee's credit as defined under the Equipment Schedule.

     b.   The Lessee is not in default under any Equipment Schedule.

     c. Comdisco has received a completed and approved Transaction Package for Leased Equipment, and an executed Commencement Certificate.

     d.   Comdisco  has  received  a  completed  and  approved  the   applicable
          Transaction Package for Purchased Equipment and the sale price from the Target Customer.

     e. NetWolves is not in default under this Agreement, the Master Agreement or the Services Schedule.

     f. Neither NetWolves nor a Target Customer is in default under any Lease or Services Documents.

2.8 NetWolves agrees that Comdisco may, on a periodic basis, review and audit, at reasonable times and on reasonable notice, NetWolves' sale of Equipment to Target Customers.

3.0  Credit Review

3.1 Prior to entering into Lease or Services Documentation with a Target Customer, NetWolves will request credit approval from Comdisco with respect to the Target Customer. Credit approval and the rent under the Lease Documents will be calculated based on the Credit Table set forth below and all credit approval will be valid for a period of forty-five (45) days from the date of approval.

3.2  Credit Table
     Moodys Rating            Basis Points Above Like Term Treasuries
     -------------            ---------------------------------------
     AAA   Aa3                175 basis points
     A1   A3                  200
     Baa1   Baa3              225
     Below Baa3               Individual Credit Review Needed

     Comdisco reserves the right to re-adjust the basis points listed above based upon a change in market conditions as determined by Comdisco within six (6) months from the date of this Agreement and every six (6) months thereafter. If market conditions change so that Comdisco readjusts the basis points as provided for herein, and NetWolves deems such readjustment to be above competitive market rates, NetWolves will obtain three (3) quoted rates from a third party using a similar point structure (the "Quoted Rates"). If Comdisco matches the average of the Quoted Rates, NetWolves will be deemed to accept Comdisco's readjustment. If Comdisco elects not to match the Quoted Rates, NetWolves may obtain hardware financing from one of the three parties supplying the Quoted Rates.


4.0  Representations and Warranties

4.1 NetWolves hereby represents and warrants (as of the date of execution of this Agreement as to (a) and (b) below) that:

a. It is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation with full corporate power to enter into this Agreement and to carry out transactions contemplated herein.

b. The execution and delivery of this Agreement, and all other documents contemplated herein (including but not limited to the Warrant Agreement), as well as performance of the contemplated transactions hereunder have been duly authorized by all necessary corporate action and this Agreement, and all other documents contemplated herein, constitute a legal, valid and binding obligation enforceable in accordance with its terms.

c. Except as detailed in this Agreement, there will be no other agreements between NetWolves and the Target Customer relating to the Equipment and Services in contradiction of the terms of this Agreement. Nothing contained in this Agreement shall preclude NetWolves from selling or leasing other services to the Target Customer.

d. All credit information known to NetWolves concerning a Target Customer will have been disclosed or made available to Comdisco.

e. The Target Customer is not be in default under any other agreement with NetWolves which is not the subject of this Agreement.

f. As of the payment of the purchase price to NetWolves, it is the owner of the Equipment and that title to the Equipment will be free and clear of all liens, claims, interests and encumbrances of any kind, including, but not limited to, infringement for claims of third party proprietary rights.

g. If Comdisco purchases the Equipment from NetWolves, pursuant to the Target Customer's election to lease the Equipment, title to the Equipment will vest in Comdisco upon payment of the purchase price.

h. The Equipment will be in working order at the time of installation at the Target Customer location, will perform in all material respects in accordance with NetWolves specifications published at the time the Equipment is installed, and will be subject to NetWolves then current manufacturer warranties.

4.2 Comdisco hereby represents and warrants that, as of the date of execution of this Agreement that:

     a. It is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation with full corporate power to enter into this Agreement and to carry out the transactions contemplated herein.

     b. The execution and delivery of this Agreement, and all other documents contemplated herein, as well as the performance of the contemplated transactions hereunder have been duly authorized by all necessary corporate action and this Agreement, and all other documents contemplated herein, constitute a legal, valid and binding obligation enforceable in accordance with its terms.


5.0  Indemnification

     5.1 NetWolves agrees to indemnify and hold harmless Comdisco and its affiliates, subsidiaries, employees and agents, successors and assigns from any and all:

          a. Losses arising from any third party claims based upon a breach of NetWolves' representations, warranties or obligations under this Agreement.

          b. Losses resulting directly or indirectly from claims including, without limitation, third party claims arising in strict liability or negligence or claims of infringement or misappropriation of any proprietary interest or right of any third party, including without limitation any trademark, patent, copyright or trade secret in connection with the Equipment and/or Related Software:

          c. Losses arising from third party claims based upon any inaccurate or incomplete information willfully or intentionally provided by NetWolves.

5.2 In the event that a third party claims that the Equipment or any Related Software infringes a trade secret, patent, copyright or any proprietary right of a third party, NetWolves agrees to defend Comdisco, at NetWolves' expense, and NetWolves will pay all costs, damages and reasonable attorney's fees awarded to a third party arising from such infringement. Comdisco agrees to promptly notify NetWolves of any such claim and will allow NetWolves to control the defense and any related settlement negotiations, provided such settlement does not affect Comdisco's right as owner of the Equipment nor diminish or increase Comdisco's or Target Customer's rights or obligations under the Lease or Services Documentation. Comdisco may participate in the defense of any such claim at its own cost and expense.


6.0  Limitation of Liability

     IN CONNECTION WITH THIS AGREEMENT, NEITHER COMDISCO NOR NETWOLVES WILL BE LIABLE TO THE OTHER FOR INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

7.0  Equipment Maintenance

7.1  The   responsibilities   of  Comdisco  and  NetWolves  in  connection  with
     maintenance will be as detailed in the Statement of Work, attached to the Services Schedule under the Master Agreement.


8.0  Remarketing

8.1 Comdisco will, at the request of NetWolves, either directly or indirectly through its subcontractor, perform the following services following a Lease termination:

     a. Upon expiration of the Initial Term of any Equipment Schedule, any in-place extension rental and in-place purchase price negotiated between Comdisco and Lessee will be apportioned between Comdisco and NetWolves as follows: NetWolves 73% and Comdisco 27%.

     b. For any Equipment that is returned to Comdisco by a Lessee at lease termination, and that is remarketed to a subsequent user, Comdisco will take the first $400.00 per item of Equipment for storage and refurbishing costs incurred by Comdisco. Any remarketing proceeds in excess of $400.00 shall be apportioned 73% to NetWolves and 27% to Comdisco.


9.0  Term and Termination

9.1 This Agreement shall be effective as of the date first set forth above and shall continue for an initial period of four (4) years (the "initial term"), and thereafter shall be automatically renewed for additional one-year periods (the "extended term"), unless terminated in writing by either party given thirty (30) days prior to the expiration of the initial term. During the extended term, either party may terminate this Agreement at any time upon thirty (30) days prior written notice.

9.2 Either party may, by written notice, terminate this Agreement for cause if the other party fails to cure a material default under the Agreement. Any material default must be specifically identified in the notice of termination. After written notice, the notified party will have thirty (30) days to remedy any default. Failure to remedy the material default within the time period provided for herein will give cause for immediate termination.

9.3 Notwithstanding any termination of this Agreement, the terms and conditions of this Agreement will survive for purposes of any Equipment Schedule or Services Schedule in effect with a Target Customer.

9.4 Provided Comdisco is not in material default under this Agreement and subject to paragraphs 4.1(c) and 3.2, during the initial or any extended term of this Agreement or upon the lease or purchase of 20,000 units of Equipment as contemplated under this Agreement, whichever comes first, NetWolves agrees not to enter into any agreement in connection with any Target Customer with any other technology services provider for the purpose of providing hardware financing and the Services specified under the Statement of Work in Exhibit E.


10.0 Publicity

     Except as hereinafter provided in this Section, NetWolves and Comdisco will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the other transactions contemplated hereby, including using any tradename, or service mark which identifies the other party, and shall not issue any press release or make any such public statement prior to receiving the consent of the other party, which consent will not be unreasonably withheld or delayed. Nothing contained herein shall prohibit any party from making a press release or other statement required by law or by obligations pursuant to any agreement with any automated interdealer quotation system if the party making the disclosure has first consulted with the other party hereto.


11.0 Warrant Coverage

     In consideration of entering into this Agreement, NetWolves will simultaneous with the execution of this Agreement issue a Warrant Agreement granting to Comdisco the right to purchase 175,000 shares of NetWolves Common Stock, for an Exercise Price of $10.00 per share, with a term of no less than five (5) years. The form of Warrant Agreement shall be as attached to this Agreement as Exhibit H, "Warrant Agreement". The number and purchase price of shares shall be subject to adjustment as provided in
     Section 8 of the Warrant Agreement. The Exercise Price may be paid at Comdisco's election either by cash or check or by surrender of Warrants ("Net Issuance") as determined in the Warrant Agreement.


12.0 Confidentiality

     Each party (including its employees and agents) will use the same standard of care to protect any confidential information of the other disclosed during negotiation or performance of this Agreement that it uses to protect its own confidential information. Confidential Information will not include information which (i) is or becomes publicly available through no wrongful act of the receiving party; (ii) was known by the receiving party at the time of disclosure without any obligation of confidentiality; (iii) was acquired by the receiving party from a third party without restriction on nondisclosure; or (iv) was developed independently by the receiving party.


13.0 Miscellaneous

13.1 Each party is an independent contractor and, except as expressly set forth herein, will have no authority to bind or commit the other party. Nothing herein shall be deemed or construed to create a joint venture, partnership or agency relationship between the parties.

13.2 Except as set forth herein, neither party may assign their rights and obligations described in this Agreement without the prior written consent of the other party except for assignments to affiliates or subsidiaries who agree to be bound by the terms of this Agreement. In addition, in the event of any such assignment on the part of NetWolves, NetWolves agrees to remain primarily liable for the performance of all obligations hereunder. Notwithstanding the foregoing, Comdisco may subcontract the performance of its Services to a third party or assign its rights as provided for under the Lease.

13.3 The waiver by either party of a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach. The invalidity, in whole or in part, of any provision of this Agreement will not affect the validity of the remaining provisions.

13.4 This Agreement including each Exhibit represents the entire agreement between the parties and supersedes all oral or other written agreements understandings between the parties concerning the Equipment and Services. This Agreement may not be modified unless in writing and signed by the party against whom enforcement of the modification is sought.

13.5 Any notice, request or other communication under this Agreement will be given in writing and deemed received upon the earlier of actual receipt or three (3) days after mailing if mailed postage prepaid by regular or airmail to the address set forth above or, one day after such notice is sent by courier or facsimile transmission. Copies to NetWolves also are to be provided to David H. Lieberman, Esq., Blau, Kramer, Wactlar & Lieberman, P.C., 100 Jericho Quadrangle, Jericho, NY 11731.

13.6 Those terms and conditions which would, by their meaning or intent, survive the expiration or termination of this Agreement will so survive.

13.7 THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS. If there is any dispute or litigation as a result of this Agreement, the prevailing party will be entitled to reasonable attorney's fees. Any action by either party must be brought within two (2) years after the cause of action arose.

13.8 All Exhibits to this Agreement are hereby incorporated into and deemed to be a part of this Agreement.

13.9 In connection with the Services, in the event of any conflict between this Agreement and the Master Agreement, the Master Agreement will govern.

13.10Terms  and   conditions  on  any   NetWolves'   purchase   order  or  other
     acknowledgment form in addition to, different from or in conflict with the terms of this Agreement will be of no force or effect.

13.11NetWolves will promptly deliver to Comdisco after filing such documents with the Securities and Exchange Commission, at Comdisco's request:

     a.   NetWolves' Quarterly and Annual forms 10Q and 10K.

     b. Such other information concerning the financial condition of NetWolves which is available to the public as Comdisco may from time to time request.

13.12Comdisco and NetWolves will cooperate by furnishing such records and supporting material relating to transactions contemplated hereunder as may be reasonably requested by each party, and in the preparation of forms, including notices to Lessees, and the execution of such other documents as may be necessary to fulfill the intent and effectuate the purpose of this Agreement.

13.13This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives, executors, heirs and permitted assigns.


IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

NETWOLVES CORPORATION                        COMDISCO, INC.

By; /s/ Walter M. Groteke                    By: /s/ John Christopher

Title: ___________________________           Title: ____________________________

Date: _____________________________          Date: ____________________________